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                                                                    EXHIBIT 14.1

                         PREFORMED LINE PRODUCTS COMPANY

                                 CODE OF CONDUCT

         This Code of Conduct (the "Code") applies to the Company's directors, officers and employees, including the Company's chief executive officer, chief financial officer, vice president - finance, controller, treasurer, and chief internal auditor, if any (collectively "senior financial officers"). This Code is intended to comply with the requirements of Rule 4350(n) of the NASDAQ'S corporate governance standards and Item 406 of Regulation S-K. Any departure from the Code by the Company's senior financial officers, directors or executive officers must be approved by the board of directors or a committee designated by the board of directors. All such departures shall be disclosed as required by the rules of the NASDAQ and the rules and regulations of the Securities and Exchange Commission ("SEC"). Each director, officer and employee is expected to adhere at all times to both this Code and the Company's other policies and procedures.

         The Code addresses the Company's commitment to the honesty, integrity and ethical behavior of the Company's directors, officers and employees. These qualities are essential to the Company's reputation and success. This Code governs the actions and working relationships of the Company's directors, officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. The Company and each of its directors, officers and employees must conduct their business affairs with the highest standards of honesty and integrity and must also respect the rights of their fellow directors, officers, employees and third parties. Your actions must be free from discrimination, libel, slander or harassment. Misconduct cannot be excused because it was directed or requested by another party.

         If you are ever unsure of the appropriate action, you are encouraged to take advantage of the Company's open door and informal environment and raise your concerns with appropriate management personnel.

         All persons subject to the Code shall to the best of their knowledge and ability, adhere to and advocate the following principles and responsibilities governing their professional conduct. The failure to adhere to the Code will result in the disciplinary action deemed appropriate by supervisory personnel or by the Company's board of directors, which may include termination of employment; the provisions of this Code will be enforced consistently.

         All Company directors, officers and employees shall:

         1. Act with honesty and integrity and shall ethically handle all actual or apparent conflicts of interest between personal and professional relationships.

         2. Endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company.

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         3.       Endeavor to faithfully comply with all laws, rules and
                  regulations of federal, state, and local governments, and all applicable private or public regulatory agencies.

         4. Proactively promote ethical behavior among peers and subordinates in the work place.

         5. Promptly report to the audit committee or other appropriate persons any violation or suspected violation of the Code.

         6. Act in good faith, responsibly, with due care, competence, and diligence and shall not knowingly or recklessly misrepresent material facts or allow their independent judgments to be subordinated.

         7. Not use confidential information acquired in the course of their work for personal advantage and shall not buy or sell the Company's securities in violation of the securities laws or the Company's insider trading or stock pre-clearance policies (if applicable).

         8. Act responsibly in their use of and control over the Company's assets and resources.

CONFLICTS OF INTEREST

         A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of the Company. You must avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of the Company. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest. In addition, you may not exploit your position or relationship with the Company for personal gain. For example, there is a likely conflict of interest if you (i) cause the Company to engage in business transactions with relatives or friends;
(ii) use nonpublic, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on or while aware of such information); or (iii) compete, or prepare to compete, with the Company while still employed by the Company. Related party transactions approved by the Audit Committee shall not be deemed to be a conflict of interest.

CORPORATE OPPORTUNITIES

         Using confidential information about the Company or its businesses, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited. All non-public information about the Company should be considered confidential. Directors, officers and employees are prohibited from:

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         -        Personally benefiting from opportunities that are discovered through the use of the Company property, contacts, information or position.

         - Accepting employment or engaging in a business (including consulting or similar arrangements) while employed by the Company that may conflict with the performance of your duties or the Company's interest.

         - Soliciting, demanding, accepting or agreeing to accept anything of value (for your personal benefit) from any person in conjunction with the performance of your employment or duties at the Company.

         - Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

         There are certain limited situations in which you may accept a personal benefit from someone with whom you transact business, such as:

         - Accepting gifts not to exceed an aggregate total value of $250 per year from any one individual or entity in recognition of commonly recognized events or occasions (such as a promotion, new job, wedding, retirement or holiday). Awards in recognition of service and accomplishment may also be accepted without violating these guidelines.

         - Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

         - Accepting meals, refreshments, travel arrangements and accommodations and entertainment (such as golf outings, sporting events or meals) of reasonable value (not in excess of $250) in the course of a meeting or other occasion to conduct business or foster business relations.

FAIR DEALING

         No director, officer or employee may take unfair advantage of anyone, including the Company's customers, suppliers, competitors and employees. Additionally, no one may take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

         Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Company to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property acquired in the course of his or her employment with another employer in the performance of his or her duties for or on behalf of the Company.

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COMPANY PROPERTY

         Employees, officers and directors must protect the Company's property and assets and ensure their efficient and proper use. Therefore, each employee, officer and director must safeguard the Company's property and assets from loss or theft and may not take such property for personal use unless such use has been pre-approved by the person's supervisor. The Company's property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all of the Company's property within your control to prevent its unauthorized use or theft.

COVERING UP MISTAKES; FALSIFYING RECORDS

         Mistakes should never be covered up; they should be immediately and fully disclosed to appropriate members of management. Falsification of any Company, client or third party record is prohibited.

REPORTING OF VIOLATIONS AND WRONGDOING

         Each of us having evidence of an actual or potential violation of this Code should report such evidence in accordance with the Company's Whistleblower Policy. In the case of any of us who are directors, any such evidence should be reported directly to the Audit Committee. The Company's Whistleblower Policy provides protection to persons who report in good faith violations or potential violations of this Code. Reports of violations or potential violations shall be investigated in accordance with the Whistleblower Policy.

CONCLUSION

         Each of the Company's directors, officers and employees is the guardian of the Company's ethics and reputation. All parties are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best and ethical course of action in a particular situation. While there are no universal rules, when in doubt ask yourself the following questions:

- Will my actions be ethical in every respect and fully comply with the law and with the Company's policies?

-  Will my actions have the appearance of impropriety?

- Will my actions be questioned by my supervisors, associates, clients, family or the general public?

- Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with appropriate management.

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